                                                                    EXHIBIT 10.2


--------------------------------------------------------------------------------


                           STOCK PURCHASE AGREEMENT

                                      FOR

                                 COMMON STOCK

                                      OF

                           SWEET SHOP CANDIES, INC.,
                              a Texas corporation

                                BY AND BETWEEN

                        DIVERSIFIED FOOD GROUP, L.L.C.,

                           SWEET SHOP CANDIES, INC.

                                      and

                                 JAMES H. WEBB


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
ARTICLE I     PURCHASE AND SALE OF PURCHASED SECURITIES                        1
              1.1    Purchase and Sale of Stock............................    1
              1.2    Purchase Price........................................    1
              1.3    Adjustment to Purchase Price..........................    2
              1.4    Earn-Out Interests....................................    2
              1.5    The Closing...........................................    3

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..............    6
              2.1    Status................................................    6
              2.2    Power and Authority...................................    6
              2.3    Enforceability........................................    6
              2.4    No Commissions........................................    7
              2.5    Records...............................................    7
              2.6    Financial Statements..................................    7
              2.7    Capitalization........................................    7
              2.8    Subsidiaries..........................................    8
              2.9    No Violation..........................................    8
              2.10   Changes Since the Current Balance Sheet Date..........    8
              2.11   Accuracy of Information Furnished by DFG..............    9
              2.12   Restrictions..........................................    9
              2.13   Litigation............................................    9
              2.14   Compliance with Laws..................................    9
              2.15   Tax Matters...........................................   10
              2.16   Environmental and Safety Matters......................   10
              2.17   Investor Status.......................................   11

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
              AND THE COMPANY..............................................   12
              3.1    Class I Representations...............................   12
              3.2    Class II Representations..............................   16
              3.3    Class III Representations.............................   18
              3.4    Class IV Representations..............................   23
              3.5    Class V Representations...............................   26

ARTICLE IV    CONDUCT OF BUSINESS PENDING THE CLOSING......................   30
              4.1    Conduct of Company Business Pending the Closing.......   30

ARTICLE V     ADDITIONAL AGREEMENTS........................................   32
              5.1    Further Assurances....................................   32

              5.2    Compliance with Covenants.............................   32
              5.3    Cooperation...........................................   32
              5.4    Access to Information.................................   33
              5.5    Notification of Certain Matters.......................   33
              5.6    Tax Treatment.........................................   33
              5.7    Confidentiality; Publicity............................   33
              5.8    No Other Discussions..................................   33
              5.9    Environmental Assessment..............................   34
              5.10   Other Agreements......................................   34
              5.11   Necessary Authority...................................   34
              5.12   Certification of Tax Status...........................   34
              5.13   Put Right.............................................   34
              5.14   Reinvestment Right....................................   35
              5.15   Building Lease........................................   36
              5.16   Assignment............................................   37
              5.17   Waiver of Preemptive Rights...........................   37

ARTICLE VI    CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER...............   37
              6.1    Accuracy of Representations and Compliance with
                     Obligations...........................................   37
              6.2    No Material Adverse Change or Destruction of
                     Property..............................................   38
              6.3    Corporate Certificate.................................   38
              6.4    Opinion of Counsel....................................   38
              6.5    Consents..............................................   38
              6.6    Governmental Approvals................................   38
              6.7    Securities Laws.......................................   39
              6.8    Company Stock.........................................   39
              6.9    No Adverse Litigation.................................   39
              6.10   Purchase Review.......................................   39
              6.11   The Purchaser's Approvals.............................   39
              6.12   Due Diligence.........................................   39
              6.13   Employment and Consulting Agreements..................   39
              6.14   Other Closing Deliveries..............................   40

ARTICLE VII   CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
              AND THE SHAREHOLDER..........................................   40
              7.1    Accuracy of Representations and Warranties and
                     Compliance with Obligations...........................   40
              7.2    Delivery of the Purchase Price........................   40
              7.3    No Adverse Litigation.................................   41
              7.4    Opinion of Counsel....................................   41
              7.5    Other Closing Deliveries..............................   41

ARTICLE VIII  INDEMNIFICATION..............................................   41
              8.1    Agreement by the Shareholder to Indemnify.............   41
              8.2    Agreement by the Purchaser to Indemnify...............   44
              8.3    Conditions of Indemnification.........................   46
              8.4    Escrowed Interests and Rights of Setoff to Secure
                     the Shareholder's Indemnification Obligation..........   46

ARTICLE IX    SECURITIES LAW MATTERS.......................................   48
              9.1    Disposition of the Purchaser Securities...............   48
              9.2    Legend................................................   48

ARTICLE X     DEFINITIONS..................................................   49
              10.1   Defined Terms.........................................   49
              10.2   Other Definitional Provisions.........................   57

ARTICLE XI    TERMINATION, AMENDMENT AND WAIVER............................   57
              11.1   Termination...........................................   57
              11.2   Effect of Termination.................................   58
              11.3   Confidentiality.......................................   58

ARTICLE XII   GENERAL PROVISIONS...........................................   58
              12.1   Notices...............................................   58
              12.2   Entire Agreement......................................   60
              12.3   Expenses..............................................   60
              12.4   Amendment; Waiver.....................................   60
              12.5   Binding Effect; Assignment............................   60
              12.6   Counterparts..........................................   60
              12.7   Interpretation........................................   60
              12.8   Governing Law; Interpretation.........................   61
              12.9   Arm's Length Negotiations.............................   61
              12.10  Arbitration Procedures................................   61

                              INDEX OF SCHEDULES
                              ------------------

Schedule 2.6             - DFG Financial Statements
Schedule 2.7(a)          - DFG Capitalization Table, including options
Schedule 2.8             - List of DFG Subsidiaries
Schedule 2.9             - Violations
Schedule 2.10            - Changes Since Current Balance Sheet Date
Schedule 2.12(a)         - Restrictions on DFG Doing Business
Schedule 2.13(a)         - Litigation
Schedule 2.14            - Compliance with Laws
Schedule 2.15            - Tax Matters
Schedule 2.16            - Environmental and Safety Matters
Schedule 2.18            - Prior History
Schedule 3.1(b)          - Shareholder Power and Authority
Schedule 3.1(d)(i)       - Capitalization Table
Schedule 3.1(d)(ii)      - Violations of Capital Structure
Schedule 3.1(e)          - Shareholders
Schedule 3.1(f)          - No Violations
Schedule 3.1(g)          - Company Records
Schedule 3.1(h)          - Subsidiaries
Schedule 3.1(i)          - Litigation
Schedule 3.1(j)(i)       - Compliance with the Laws
Schedule 3.1(j)(iv)      - Limitations on Company's ability to carry on business
Schedule 3.1(k)          - Intellectual Property
Schedule 3.1(l)          - Names Prior/Acquisitions
Schedule 3.1(m)          - Restrictions
Schedule 3.2(a)          - Financial Statements
Schedule 3.2(b)          - Changes since Current Balance Sheet Date
Schedule 3.2(c)          - Liabilities
Schedule 3.2(d)          - Receivables
Schedule 3.2(e)          - Customer List and recurring revenue
Schedule 3.2(f)          - Inventory
Schedule 3.3(a)          - Labor and Employment Matters
Schedule 3.3(b)          - Employee Benefit Plans and Arrangements
Schedule 3.3(c)          - Tax Mattes
Schedule 3.4(a)          - Owned Properties
Schedule 3.4(a)(ii)      - Leases
Schedule 3.4(b)(i)       - Indefeasible Title and Condition of Assets
Schedule 3.4(b)(ii)      - Fixed Assets
Schedule 3.4(b)(iii)     - Vehicles
Schedule 3.4(c)          - Adequacy of Assets
Schedule 3.5(a)          - Environmental and Safety Matters

Schedule 3.5(a)(vii)     - Company Health Concerns
Schedule 3.5(a)(x)       - Underground Storage Tanks
Schedule 3.5(b)          - Insurance
Schedule 3.5(c)          - License and Permits
Schedule 3.5(d)          - Contracts
Schedule 3.5(h)          - Update Schedules
Schedule 4.1             - Conduct of Company business pending closing
Schedule 4.2             - Conduct of DFG business pending closing

                           STOCK PURCHASE AGREEMENT
                           ------------------------


     THIS PURCHASE AGREEMENT (the "Agreement") is entered into and effective as of February ___, 1998, by and among DIVERSIFIED FOOD GROUP, L.L.C., a Delaware limited liability company ("DFG"), an assignee (if any) that is controlled by DFG (together with DFG, the "Purchaser"), SWEET SHOP CANDIES, INC., a Texas corporation ( the "Company") and JAMES H. WEBB, the sole shareholder of the Company (the "Shareholder"). Certain other capitalized terms used herein are defined in Article X or elsewhere throughout this Agreement.

                                   RECITALS
                                   --------

     A. Subject to certain shares held in escrow which will be released at Closing, the Shareholder owns, and until the Closing (as defined herein) will own, all of the issued and outstanding capital stock and equity securities of the Company (the "Stock").

     B. The Purchaser desires to purchase and the Shareholder desires to sell the Stock upon the terms and subject to the conditions set forth in this Agreement.
                              TERMS OF AGREEMENT
                              ------------------

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                  ARTICLE  I

                   PURCHASE AND SALE OF PURCHASED SECURITIES
                   -----------------------------------------

     1.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, at the Closing Date, the Purchaser agrees to purchase from the Shareholder and the Shareholder agrees to sell, transfer and convey to the Purchaser, the Stock free of all Liens and encumbrances thereon.

     1.2 Purchase Price. The aggregate purchase price for the Stock (the "Purchase Price") shall be payable as follows:

          (a) SIX MILLION TWO HUNDRED TWENTY-FOUR THOUSAND TWO HUNDRED EIGHTY-SIX DOLLARS ($6,224,286), subject to reduction under Section 1.3 hereof (the "Cash Portion");

          (b) 38,617 Interests (the "Put Interests"), which the parties have agreed have a fair market value of ONE MILLION EIGHT HUNDRED FIFTEEN THOUSAND DOLLARS ($1,815,000); and

          (c) The Earn-Out Interests, as issued pursuant to Section 1.4 hereof.

     1.3 Adjustment to Purchase Price. On the Closing Date, the difference between the Total Assets and Total Liabilities for the Company ("Company Net Worth") shall not be less then Eight Hundred Eighty Thousand Nine Hundred Fifty-One Dollars ($880,951). If Company Net Worth is less than Eight Hundred Eighty Thousand Nine Hundred Fifty-One Dollars ($880,951), the Purchaser shall notify the Shareholder of the shortfall and submit a proposal for an adjustment to the Purchase Price. If the Shareholder and the Purchase cannot agree on the amount of such adjustment, the Purchaser may terminate this Agreement under Section 11.1(b).

     1.4 Earn-Out Interests.

          (a) As part of the Purchase Price described in Section 1.2 hereof, the Shareholder shall receive an amount (the "Earn-Out Amount") equal to the amount by which EBITDA for the Company for the fiscal year from July 1, 1998 through June 30, 1999 exceeds $950,000.00. The Earn-Out Amount shall be paid in the form of additional Interests (the "Earn-Out Interests") and the number of Earn-Out Interests shall be equal to the result determined by dividing the Earn-Out Amount by $47.00 per Interest, which shall be proportionately adjusted to reflect the effect of any Interest split, dividend, or other similar adjustment by the Company to the number of Interests owned by each Member.

          (b) The Purchaser shall cause the Company to compute EBITDA under the Company's method of accounting in accordance with the example on Exhibit "A", using the information the Company shall submit to its independent auditors in connection with the preparation of its financial statements. The Company shall use accounting procedures which are consistent with those it has used since its stock was acquired by the Purchaser and which are in accordance with GAAP, consistently applied. The Purchaser shall submit the result of its computation of EBITDA to the Shareholder, along with the work papers and other information used in making this calculation.

          (c) In the event the Shareholder does not agree with the Company's calculation of EBITDA, he shall deliver a written notice to the Company within twenty-one (21) days after delivery of the EBITDA calculation, which notice shall state the reason for such disagreement. If the Shareholder does not provide such written notice, he shall be deemed to have agreed to the EBITDA calculation. If the Shareholder and the Company fail to resolve the dispute within twenty-one (21) days after receipt of the written notice, the Company shall have its auditors review the Company's books and records to compute the Company's EBITDA. The Company shall deliver the auditor's determination of EBITDA, and the Shareholder and his advisors shall have reasonable access to the working papers of the Company's auditors for purpose of confirming the accuracy of the calculation of EBITDA. If the Shareholder does not agree with this calculation of EBITDA he shall deliver a written notice to the Company within 21 days after delivery of the auditor's determination of EBITDA, which notice shall state the reason for such disagreement. If the Shareholder does not provide such written notice, he shall be deemed to have agreed to the auditor's EBITDA determination. If the Shareholder and the Company are still unable to resolve any disputes regarding the EBITDA calculation following the auditor's determination thereof, the dispute shall be resolved through binding arbitration. The dispute shall be submitted for binding arbitration pursuant to the Arbitration Procedures set forth in
     Section 12.10 hereof.

          (d) The Shareholder's right to receive the Earn-Out Interests does not impose an absolute obligation on the Purchaser or the Company to maximize the sales of the Company during the period in which the Earn-Out Amount shall be determined, but does obligate the Purchaser to operate the Company in a good faith manner consistent with prior operating policies and practices and to not shift sales away from the Company to a Subsidiary or Affiliate that would normally have been made by the Company based on past practices of the Company prior to closing.

     1.5 The Closing.

          (a) Closing Date. The closing of the purchase and sale of the Stock (the "Closing") shall take place on or before March 5, 1998 or as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Articles VI and VII (the "Closing Date"), at the offices of Michener & Larimore in Fort Worth, Texas or such other place as the parties may otherwise agree.

          (b) Payments and Deliveries. The Purchaser shall make the following payments and deliveries:

               (i) on the date this Agreement is executed, DFG shall deposit $500,000 (the "Deposit") with the Deposit Escrow Agent in accordance with the Deposit Escrow Agreement which shall represent a deposit to be applied against the Cash Portion and which shall be non-refundable and shall be transferred by the Deposit Escrow Agent to the Shareholder as liquidated damages in the event the Purchaser wrongly fails to timely perform on its obligations hereunder; provided, however, if the Shareholder or the Company fail to make all Closing Deliveries in Section 1.5(d) or otherwise wrongly fail to comply with his or its obligations hereunder, the Deposit Escrow Agent will transfer the Deposit to the Purchaser;

               (ii) subject to fulfillment or waiver of the conditions set forth in Article VI, at Closing, Purchaser shall pay by wire transfer of immediately available funds to an account designated by Shareholder in writing prior to the Closing Date the Cash Portion reduced by the amount of the Deposit;

               (iii) deliver to Shareholder certificates evidencing the Put Interests; and

               (iv) contribute the amount, if any, needed to allow the Company to pay in full and retire the Shareholder Note, which amount shall be paid in full directly to the Shareholder at the direction of the Company upon the Closing.

          (c) Purchaser's Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VII, at Closing, the Purchaser shall deliver to Seller all the following:

               (i) A certificate of good standing for Purchaser, issued as of a recent date in 1998 by the Secretary of State of the State of Delaware;

               (ii) The certificate contemplated by Section 7.1, duly executed by the chief executive officer of Purchaser;

               (iii)  The Employment and Consulting Agreements contemplated in
          Section 6.13 duly executed by Purchaser;

               (iv) The Building Lease, the form of which is attached hereto as Exhibit "B", duly executed by the Purchaser on behalf of the Company;

               (v)    The Escrow Agreement duly executed by Purchaser; and

               (vi)   Any Purchaser Ancillary Agreement duly executed by
          Purchaser.

          (d) Shareholder's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VII, at Closing the Company and the Shareholder shall deliver to Purchaser all the following:

               (i) The stock certificates representing the Stock endorsed in blank;

               (ii) A certificate of good standing of the Company issued as of a recent date in 1998 by the Office of the Controller of the State of Texas;

               (iii) Such Uniform Commercial Code, federal tax lien, judgment and other searches as may be reasonably requested by Purchaser, including but not limited to Form UCC-3s described in Section 1.5(d)(xv) below;

               (iv) A certificate of the Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (A) no amendments to the Articles of Incorporation of the Company since February 10, 1998; (B) the By-laws of the Company;
          (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance and delivery of this Agreement and the contemplated transactions; and (D) incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

               (v) The certificate contemplated by Section 6.1, duly executed by the Shareholder and an authorized officer of the Company and all documents set forth in Section 6.13 hereof;

               (vi) The Employment and/or Consulting Agreements contemplated in Section 6.3 duly executed by the appropriate parties;

               (vii) The Building Lease, the form of which is attached hereto as Exhibit "B", duly executed by the landlord thereunder;

               (viii) The Escrow Agreement duly executed by the Company and the Shareholder;

               (ix)   (INTENTIONALLY OMITTED)

               (x) a current title policy insuring title to the real property owned by the Company as set forth on Schedule 3.4 (a) and insuring leasehold estates to the Leased Properties as set forth on Schedule 3.4(a)(ii) which shows no Liens other than Liens disclosed on such Schedules 3.4(a) and 3.4(a)(ii);

               (xi) each Other Agreements executed by the Company and/or the Shareholder, as the case may be, who is a party thereto;

               (xii) resignations effective as of the Closing Date from all officers and directors of the Company;

               (xiii) the stock books, stock ledgers, minute books, corporate seal and other books and records of the Company;

               (xiv) evidence satisfactory to Purchaser that all exceptions described on Scheduled 6.8 have been eliminated, including but not limited to, "pay-off letters" from Bernard M. Spooner and Billy F. Rice indicating satisfaction of all terms of the certain escrow related to the sale of their shares to the Company or evidence that the notes evidencing amounts owed to them by the Shareholder have been paid-in-full, retired and canceled;

               (xv) a "pay-off letter" from Overton Bank and Trust National Association and appropriate Form UCC-3s evidencing release of all security interests it has in the assets of the Company;

               (xvi) all documents reasonably requested by the Purchaser's lender;

               (xvii) evidence satisfactory to Purchaser of transfers to the Company of all trademarks, tradenames, secret recipes and formulae and all other Intellectual Property used or contemplated to be used in the Company's business;

               (xviii) The Shareholder Note, a copy of which is attached hereto as Exhibit "C", marked "paid in full"; and

               (xix) All other previously undelivered agreements, certificates, documents, instruments or writings required to be delivered by the Company and/or the Shareholder at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith, duly executed by the Company and/or the Shareholder, as the case may be, who is a party thereto, as reasonably requested by DFG's Lenders.

In addition to the above deliveries, the Company shall take all steps and actions as Purchaser may reasonably request or as may otherwise be reasonably necessary to put Purchaser in actual possession or control of the Company and its assets and operation.


                                  ARTICLE  II

                        REPRESENTATIONS AND WARRANTIES
                               OF THE PURCHASER
                               ----------------

     As a material inducement to the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser makes the following representations and warranties to the Shareholder.

     2.1 Status. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2 Power and Authority. The Purchaser has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser has, or will have at the time of Closing, taken all action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     2.3 Enforceability. This Agreement has been, or will have been at the time of Closing, duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 No Commissions. Except for amounts payable to J.H. Chapman pursuant to that certain agreement dated May 30, 1997, the Purchaser has incurred no obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     2.5 Records. The copies of the Operating Agreement and certificate of formation for the Purchaser which were provided to the Shareholder are true, accurate and complete and reflect all amendments made through the date of this Agreement. All material "actions" taken by the Purchaser have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Purchaser have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The books and records of the Purchaser, as previously provided to the Seller, contain accurate and complete records of all issuances, transfers and cancellations of Interest.

     2.6 Financial Statements. The Purchaser has delivered to the Seller: (i) the consolidated financial statements of DFG as of January 3, 1997, including the notes thereto, audited by Altshuler Melvoin & Glasser; and (ii) the unaudited consolidated financial statement of DFG as of November 30, 1997 ("DFG Current Balance Sheet" and together with the statements in (i) above, collectively the "DFG Financial Statements"), copies of which are attached to
Schedule 2.6. To the best of the Purchaser's knowledge, after reasonable investigation: (i) The DFG Financial Statements fairly present the combined and consolidated financial position of DFG at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated; (ii) the books and records of the Purchaser and DFG fully and fairly reflect the transactions, properties, assets and liabilities of the Purchaser and DFG; (iii) there are no material special or non-recurring items of income or expense during the periods covered by the DFG Financial Statements, and the balance sheets included in the DFG Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto; and (iv) the DFG Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     2.7 Capitalization. Schedule 2.7(a) sets forth the capitalization chart for DFG showing all owners of interests and options to acquire Interests existing as of the date hereof. As of the date hereof, DFG has outstanding only one class of membership interests, but is authorized to issue classes with different rights. Except as set forth on Schedule 2.7(a), the Company has no current obligation to issue additional Interests, but does intend to issue Interests in the future. Except as set forth on Schedule 2.7(a), all of the issued and outstanding membership interests of the Company: (i) have been duly authorized and validly issued and are fully paid and non- assessable; (ii) were issued in compliance with all applicable state and federal securities laws; and
(iii) were not issued in violation of any preemptive rights or rights of first refusal.

     2.8 Subsidiaries. Schedule 2.8 sets forth all entities (the "Subsidiaries" and together with DFG, the "DFG Group") in which DFG currently owns equity securities, along with the percentage it owns. DFG does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity other than the Subsidiaries, and does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising from its interest in any such entities.

     2.9 No Violation. Except as set forth on Schedule 2.9, to the best of DFG's knowledge after reasonable investigation, the execution and delivery of this Agreement by DFG, the performance of its obligation hereunder and the consummation by it of the transactions contemplated by this Agreement will not:
(i) contravene any provision of the DFG Operating Agreement; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against DFG; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against DFG or any Subsidiary; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of DFG or any Subsidiary; or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     2.10 Changes Since the Current Balance Sheet Date. Except as disclosed in
Schedule 2.10, to the best of DFG's knowledge after reasonable investigation, since the date of the DFG Current Balance Sheet, to the best of DFG's knowledge after reasonable investigation, neither DFG nor any of the Subsidiaries has: (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its Interests or purchased or redeemed any of its Interests other than distributions designed to enable the members of DFG to pay tax on their share of DFG's income; (iii) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (iv) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (v) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vi) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $500,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (vii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $100,000 in the aggregate; (viii) suffered any extraordinary losses (whether or not covered by insurance); (ix) waived, canceled, compromised or released any rights having a value in excess of $100,000 in the aggregate; (x) made or adopted any change in its accounting practice or policies; (xi) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice; (xiii) terminated, amended or modified any agreement involving an amount in excess of $100,000; (xiv) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xv) delayed paying any accounts payable which is due and payable except to the extent being contested in good faith and except in the ordinary course of its business; or (xvi) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on DFG or any Subsidiary.

     2.11 Accuracy of Information Furnished by DFG. To the best of DFG's knowledge after reasonable investigation, no representation, statement or information made or furnished by DFG to the Shareholder or any of the Shareholder's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by DFG, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. DFG has provided the Shareholder with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     2.12 Restrictions.

          (a) Except as set forth on Schedule 2.12(a), to the best of DFG's knowledge after reasonable investigation, there are no contracts or other conditions, circumstances, events or agreements which would in any way limit or restrict the rights of the DFG Group or the Company after the consummation of this transaction from engaging in any business anywhere in the world;

          (b) Except as fully described on Schedule 2.12(a), to the best of DFG's knowledge after reasonable investigation, DFG is not subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     2.13 Litigation. To the best of DFG's knowledge, after reasonable investigation, except as set forth on Schedule 2.13, there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or threatened, anticipated or contemplated against, by or affecting DFG or any Subsidiary or any of their properties or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which DFG or any Subsidiary is or was a party which have not been complied with in full or which continue to impose any material obligations on DFG or any Subsidiary .

     2.14 Compliance with Laws. To the best of DFG's knowledge, after reasonable investigation:

          (a) DFG and the Subsidiaries are in material compliance with all laws, regulations and orders applicable to it, its respective business and operations (as conducted by it now and in the past), and any other properties and assets (in each case owned or used by it now or in the past), including but not limited to, all requirements imposed by the USDA, the FDA or any comparable agencies established by state or local governments. Except as set forth on Schedule 2.14, neither DFG nor any Subsidiary has since the formation of DFG or the acquisition or formation of the Subsidiary been cited, fined or otherwise notified of any asserted past or present material failure to comply with any laws, regulations or orders and no proceeding with respect to any such material violation is pending or threatened.

          (b) Neither DFG nor any Subsidiary has made any payment of funds in connection with their business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

     2.15 Tax Matters. To the best of DFG's knowledge, after reasonable investigation, except as set forth in Schedule 2.15 hereto, all Tax Returns required to be filed prior to the date hereof with respect to DFG, or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all respects. Except as set forth in Schedule 2.5 hereto: (i) with respect to each taxable period of DFG, no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority; (iii) DFG has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to DFG regarding Taxes; (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of DFG; (vi) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to DFG with respect to any period on or before the Closing Date; (vii) no claim has ever been made by a taxing authority in a jurisdiction where DFG does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction;
(viii) DFG has no permanent establishments in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; and (ix) DFG has collected and remitted to the appropriate governmental authority all taxes related to employees, including FICA and federal and state wage withholding.

     2.16 Environmental and Safety Matters. To the best of DFG's knowledge, after reasonable investigation, except as set forth on Schedule 2.16:

               (i) The operations of DFG and each Subsidiary is and has at all times since the acquisition or formation of each Subsidiary been in compliance in all material respects with all applicable Environmental Health and Safety Laws;

               (ii) DFG and each Subsidiary at all times since the acquisition or formation of each Subsidiary has in all material respects obtained, maintained and complied with all Governmental Permits required by Environmental Laws and necessary for the operation of its business;

               (iii) Except for cleaning and janitorial supplies, no Hazardous Substances are located on, contained in or otherwise form a part of the property of DFG or any Subsidiary;

               (iv) Except as set forth on Schedule 2.16, there is no information indicating that any Person may have impaired health as a result of the operation of DFG's business or the ownership or use of any property associated with the operation of DFG's business or as the result of the Release from such properties;

               (v) Neither DFG nor any Subsidiary has received any notice from any governmental body or other person advising that any of them is potentially responsible for remedial action with respect to a release or threatened release or with regard to DFG's treatment of its cleaning and janitorial supplies;

               (vi) No order, litigation, settlement or citation with respect to Hazardous Substances exists with respect to or in connection with the operation of the business of DFG or any Subsidiary;

               (vii) There has been no environmental investigation conducted by any governmental body with respect to the operation of the business of DFG or any Subsidiary;

     2.17 Investor Status. DFG has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Stock and is capable of bearing the economic risks of the purchase of the Stock and is able to bear a complete loss of its purchase price. DFG acknowledges that the Stock has not been registered under the Securities Act and understands that the Stock it receives must be held indefinitely unless it is subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement.

     2.18 Prior History. Schedule 2.18 sets forth an accurate description of the history of DFG since its formation in 1995 and its acquisitions through the date hereof.

                                 ARTICLE  III

                       REPRESENTATIONS AND WARRANTIES OF
                        THE SHAREHOLDER AND THE COMPANY
                        -------------------------------

          3.1 Class I Representations. As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder hereby makes the following representations and warranties to the Purchaser for matters and claims that arose or occurred before January 1, 1993, which representations and warranties shall be limited to the Shareholder's knowledge after reasonable investigation:

          (a) Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of Texas. The Company has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. The Company is legally qualified to transact business in interstate commerce as a foreign corporation in all jurisdictions where it conducts its business and is in good standing in the State of Texas but does not have a permit or other evidence of qualification to do business in any other jurisdiction and does not believe that any such qualifications are necessary. In addition, the Company has no tangible assets, employees or ownership of real estate other than in the State of Texas sufficient to require it to obtain a permit or other form of qualification to do business in any other state, conducts operations outside of the State of Texas only through independent contractors and does not otherwise actively carry on a trade or business in any other state except through non-employee salesmen and brokers and distributors or employee salesmen based in Texas. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

          (b) Power and Authority. Except as set forth on Schedule 3.1(b), which exceptions will be eliminated prior to the closing, the Company and the Shareholder each have the power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby. The Shareholder is a resident of the State of Texas and has the requisite competence to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby.

          (c) Enforceability. This Agreement has been duly executed and delivered by the Company and the Shareholder and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

          (d)  Capitalization.

               (i)   Schedule 3.1(d)(i) sets forth, with respect to the Company:
          (1) the number of authorized shares of each class of its capital stock; (2) the number of issued and outstanding shares of each class of its capital stock; and (3) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Company: (1) have been duly authorized and validly issued and are fully paid and non-assessable;
          (2) were issued in compliance with all applicable state and federal securities laws; and (3) were not issued in violation of any preemptive rights or rights of first refusal.

               (ii) Except as set forth in Schedule 3(d)(ii), there are no: (1) preemptive rights or rights of first refusal with respect to the shares of capital stock of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby;
          (2) outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock); (3) outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company; (4) proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company; or (5) obligations of the Company to redeem or otherwise acquire any of its outstanding shares of capital stock.

          (e) Shareholders of the Company. Except as set forth on Schedule 3.1(e), the Shareholder is the sole legal, record and beneficial owner of all Stock and the Shareholder owns such shares free and clear of all Liens, restrictions and claims of any kind. Such Stock is not subject to any voting trust agreement, proxy or other Contract. At or before Closing, the Shareholder will eliminate all exceptions described on Schedule 3.1(e) so as to own all of the Stock, and at Closing, the Shareholder will sell, convey and transfer to Purchaser good and marketable title to the Stock, free and clear of all Liens and encumbrances.

          (f) No Violation. Except as set forth on Schedule 3.1(f), the execution and delivery of this Agreement by the Company and the Shareholder, the performance by each of them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not: (i) contravene any provision of the articles of incorporation or bylaws of the Company; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or the Shareholder; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholder; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company; or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

          (g) Records. The copies of the articles of incorporation and bylaws of the Company which were or will be provided to the Purchaser are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company provided to the Purchaser for review were correct and complete as of the date of such review except as set forth on Schedule 3.1(g), no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since incorporation. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company, as provided to the Purchaser, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

          (h) Subsidiaries. Except as set forth on Schedule 3.1(h), the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity, and to the best of the Shareholder's knowledge, none of the items reflected on Schedule 3.1(h) constitute more than 10% of the outstanding voting securities of, or equity interests in, such entities.

          (i) Litigation. Except as set forth on Schedule 3.1(i), there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or threatened, anticipated or contemplated against, by or affecting the Company or any of its properties or assets, or the Shareholder, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any material obligations on any Company.

          (j)  Compliance with Laws.

               (i) The Company is in material compliance with all laws, regulations and orders applicable to it, its respective business and operations (as conducted by it now and in the past), the Assets and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past), including but not limited to, all requirements imposed by the USDA, the FDA or any comparable agencies established by state or local governments. Except as set forth on Schedule 3.1(j)(i), the Company has not been cited, fined or otherwise notified of any asserted past or present material failure to comply with any laws, regulations or orders and no proceeding with respect to any such material violation is pending or threatened.

               (ii) The Company has not made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

               (iii) The Company is in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each "employee" (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act as employer is required, the Company has on file a true, accurate and complete copy of: (1) each employee's Form I-9 (Employment Eligibility Verification Form); and (2) all other records, documents or other papers prepared, procured and/or retained by such Company pursuant to the Immigration Act. The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order (as such terms are defined as applied under the Immigration Act), nor has any action or administrative proceeding been initiated or threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

               (iv) Except as fully described on Schedule 3.1(j)(iv), the Company is not subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

          (k) Intellectual Property. Except as set forth on Schedule 3.1(k), the Company has full legal right, title and interest in and to all trademarks, servicemarks, tradenames, copyrights, know-how, recipes, formulae, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used or contemplated to be used in the conduct of its business (the "Intellectual Property"), including but not limited to trademarks for the following names, "Cocoa Factory", "Sweet Shop", "Highland Fling", "1919", "The Sweet Shop USA", "Texas Brags", and "Fudge Love" (in the case of "Fudge Love" as applied for). The conduct of the business of the Company as presently conducted or contemplated, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. Except as set forth on Schedule 3.1(k), no payments are required for the continued use of the Intellectual Property. Except as set forth on Schedule 3.1(k), none of the Intellectual

     Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

          (l) Names; Prior Acquisitions. All names under which the Company does business as of the date hereof are specified on Schedule 3.1(l). Except as set forth on Schedule 3.1(l), the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past 10 years. The Company has all rights to use such names and has filed all documents to protect the use of such names.

          (m) Restrictions. Schedule 3.1(m) sets forth a list of all non-competition, non-solicitation, confidentiality and other restrictive covenants to which the Company and/or the Shareholder is a party or otherwise bound. Except as set forth on Schedule 3.1(m), there are no contracts or other conditions, circumstances, events or agreements which would in any way limit or restrict the rights of the Purchaser, or any Company from engaging in any business anywhere in the world.

     3.2 Class II Representations. As an additional material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder makes the following representations and warranties, which representations and warranties are hereby made to the best of the Shareholder's knowledge after having made a reasonable investigation:

          (a) Financial Statements. The Shareholder has delivered to the
     Purchaser: (i) the financial statements of the Company as of June 30, 1997 and 1996, including the notes thereto, audited by Weaver & Tidwell; and
     (ii) the January 23, 1998 unaudited financial statements of the Company (collectively, the "Financial Statements"), copies of which are attached as
     Schedule 3.2(a) hereto. The balance sheet dated as of January 23, 1998 included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of the Company fully and fairly reflect the transactions, properties, assets and liabilities of the Company. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

          (b) Changes Since the Current Balance Sheet Date. Except as disclosed in Schedule 3.2(b), since the date of the Current Balance Sheet, the Company has not: (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $10,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $10,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice; (xiv) entered into any employment agreement calling for annual salary payments in excess of $25,000; (xv) terminated, amended or modified any agreement involving an amount in excess of $10,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any accounts payable which is due and payable except to the extent being contested in good faith and except in the ordinary course of its business; (xviii) made or pledged to make any charitable contribution other than in the ordinary course of business consistent with past practice; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company; or
     (xx) agreed to do or authorized any of the foregoing.

          (c) Liabilities. Except as set forth on Schedule 3.2(c), the Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except: (i) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged; (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto; (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding); (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate; and (v) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon.

          (d) Receivables. Except as set forth on Schedule 3.2(d): (i) all of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company; and (ii) all of the Receivables are good receivables, and are reasonably expected (based on currently available information) to be collected in full in accordance with the terms of such receivables without material set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of the Company, including all trade account receivables arising from the sale of inventory to wholesalers, retailers or retail customers.

          (e) Customer Lists and Recurring Revenue. The Company has prepared and made available to the Purchaser a true, correct and complete list of the Company's 20 largest customers ("Material Customers") and suppliers together with the applicable percentage of total sales or purchases, as applicable. True, correct and complete copies of any agreements with such customers or suppliers which are anticipated to endure beyond the Closing have been furnished by the Shareholder to the Purchaser, and are attached hereto as Schedule 3.2(e). Other than Material Customers, no customer of the Company as of the date of this Agreement accounts for more than one percent (1%) of its combined annual revenue. Subject to Section 11.3 hereof, the Company has made available to the Purchaser each Material Customer's name, address, account number, term of franchise or agreement, billing cycle, type of service and rates charged and percentage of the Company's annual revenue.

          (f) Inventory. Except as set forth on Schedule 3.2(f), all Assets that consist of inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are of a quality, quantity, and condition useable or saleable in the ordinary course of business within the Company's normal inventory turnover experience; and (iii) are valued at the lower of cost or net realizable market value. The Company does not have any material liability with respect to the return or repurchase of any goods in the possession of any customer, except for amounts set forth on the Current Balance Sheet to reflect obsolescence. All inventory is stored at the Company's principal location at 625 Stayton Street, Fort Worth, Texas, with the exception of inventory stored at the kiosk at the Trade Center and which has a value of less than $5,000.

     3.3 Class III Representations. As an additional material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder makes the following representations and warranties, which representations and warranties are hereby made to the best of the Shareholder's knowledge after having made a reasonable investigation:

          (a) Labor and Employment Matters. Schedule 3.3(a) sets forth the name, address, social security number and current rate of compensation of each of the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no efforts by any labor union during the thirty-six (36) months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company which may interfere with its continued operations. The Company has not committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been never been a strike, walkout or work stoppage involving any of the employees of the Company which had a material adverse effect on the Company. No executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company as a result of this Agreement or otherwise. Schedule 3.3(a) contains detailed information about each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which the Company is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements, and (iv) consulting agreements. The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988.

          (b) Employee Benefit Plans.

               (i) Employee Benefit Plans. Schedule 3.3(b) contains a list setting forth each employee benefit plan or arrangement of the Company, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in
          Section 3(37) of ERISA, employee welfare benefit plans, as defined in
          Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company participate ("Employee Benefit Plans") (true and accurate copies of which, together with the three (3) most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to the Purchaser).

               (ii) Compliance with Law. With respect to each Employee Benefit
          Plan: (1) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (2) no actions, suits, claims or disputes are pending, or threatened; (3) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (4) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (5) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (6) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

               (iii) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a): (1) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to the Purchaser, that such plans are qualified and exempt from federal income taxes;
          (2) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (3) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (4) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; and (5) as of the Effective Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (6) except as disclosed on Schedule 3.3(b), all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; (7) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet or are disclosed on Schedule 3.3(b).

               (iv) Multiemployer Plans. With respect to any multiemployer plan, as described in Section 4001(a)(3) of ERISA ("MPPA Plan") (1) all contributions required to be made with respect to employees of the Company have been timely paid; (2) the Company has neither incurred nor is it expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (3)
          Schedule 3.3(b) sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (4) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

               (v) Welfare Plans. Other than as disclosed in Schedule 3.3(b):
          (1) the Company is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan"), whether or not disclosed in Schedule 3.3(b), to provide medical or death benefits with respect to any employee or former employee of any Company, or their predecessors after termination of employment except with respect to coverage under federal or state continuation coverage laws including, but not limited to, Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (2) the Company has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (3) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

               (vi) Controlled Group Liability. Neither the Company, nor any entity that would be aggregated with them under Code Section 414(b),
          (c), (m) or (o): (1) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (2) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (3) has failed to pay premiums to the PBGC when due; (4) is subject to (or expected to be subject to) an excise tax under Code Section 4971; (5) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (6) has violated Code Section 4980B or Section 601 through 608 of ERISA.

               (vii) Other Liabilities. Except as set forth on Schedule 3.3(b):
          (1) none of the Employee Benefit Plans obligates the Company to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); (2) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Effective Date; and (3) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company.

          (c) Tax Matters. Except as set forth in Schedule 3.3(c) hereto, all Tax Returns required to be filed prior to the date hereof with respect to the Company, or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all respects. All Taxes due and payable by or with respect to the Company have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in Schedule 3.3(c) hereto: (i) with respect to each taxable period of the Company, no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority; (iii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company regarding Taxes; (vi) the Company has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (viii) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) the Company is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;
     (x) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to the Company with respect to any period on or before the Closing Date; (xi) the Company has not made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xii) the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiii) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; and (xiv) the Company has no permanent establishments in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for the past two years has been furnished or made available to the Purchaser; (xvi) the Company will not be subject to any Taxes for the period ending at the Closing Date for any period for which a Tax Return has not been filed imposed pursuant to
     Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); (xvii) no sales or use tax or property transfer tax (other than sales tax on aircraft, boats, mobile homes and motor vehicles), non-recurring intangibles tax, documentary stamp tax or other excise tax (or comparable tax imposed by any Governmental Authority) will be payable by the Company or the Purchaser by virtue of the transactions completed in this Agreement; (xviii) the Company has collected and remitted to the appropriate governmental authority all taxes related to employees, including FICA and federal and state wage withholding.

     3.4 Class IV Representations. As an additional material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder makes the following representations and warranties, which representations and warranties are hereby made to the best of the Shareholder's knowledge after having made a reasonable investigation:

          (a) Real Estate.

               (i) The Company does not own any real property or any interest therein except as set forth on Schedule 3.4(a)(i) (the "Owned Properties"), which Schedule sets forth the location and size of, and principal improvements and buildings on, the Owned Properties.

               (ii) Schedule 3.4(a)(ii) sets forth a list of all leases, licenses or similar agreements ("Leases") to which the Company is a party (copies of which have previously been furnished to the Purchaser), in each case, setting forth (1) the lessor and lessee thereof and the date and term of each of the Leases, (2) the legal description or street address of each property covered thereby, and
          (3) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"), all of which are within the property set-back and building lines of the respective property. The Leases are in full force and effect and have not been amended except as set forth on Schedule 3.4(a)(ii), and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. There is no breach or anticipated breach by any other party to such Leases. Except as set forth on Schedule 3.4(a)(ii), with respect to each such Leased Premises:

               (iii) the Company has valid leasehold interests in the Leased Premises leased by it, which leasehold interests are free and clear of any Liens, covenants and easements or title defects of any nature whatsoever;

               (iv) the portions of the buildings located on the Leased Premises that are used in the business of the Company are in functional repair and condition, normal wear and tear excepted, and are sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat;

               (v) the Leased Premises: (a) have direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's respective business as presently conducted at such parcel; and (b) are served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel;

               (vi) neither the Company nor the Shareholder has received notice of: (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises and no such special assessment is contemplated by any Governmental Authority;

               (vii) the legal descriptions for the parcels of Leased Properties describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and the Leased Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; and

               (viii) all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in material compliance with applicable laws, ordinances, rules and regulations.

          (b) Indefeasible Title to and Condition of Assets.

               (i) Except as set forth on Schedule 3.4(b)(i), the Company has good and indefeasible title to all of its respective Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "Assets" means all of the properties and assets of the Company, other than the Owned Properties and the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

               (ii) Except as set forth on Schedule 3.4(b)(ii), the Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of the Company are in functional operating condition, normal wear and tear excepted and have been maintained in accordance with sound industry practices. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of the Company or set forth on the Current Balance Sheet or acquired by the Company since the date of the Current Balance Sheet. Schedule 3.4(b)(iii) lists the vehicles owned, leased or used by the Company, setting forth the make, model, description of body and chassis, vehicle identification number, and year of manufacture, and for each vehicle, whether it is owned or leased, and if owned, the name of any lienholder and the amount of the lien, and if leased, the name of the lessor and the general terms of the lease, and, whether owned or leased, if it is used to transport, transfer, handle, dispose or haul Waste materials.

          (c) Adequacy of the Assets; Relationships with Customers and Suppliers; Affiliated Transactions. The Assets and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company in the manner in which and to the extent to which such business is currently being conducted. No current supplier to the Company of items essential to the conduct of its business will or has threatened to terminate its respective business relationship with it for any reason. Except as set forth on Schedule 3.4(c), neither the Shareholder nor the Company has any direct or indirect interest in any customer, supplier or competitor of the Company, or in any person from whom or to whom such Company leases real or personal property. Except as set forth on Schedule 3.4(c), no officer, director or shareholder of the Company, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.

          (d) Accuracy of Information Furnished by the Shareholder. No representation, statement or information made or furnished by the Shareholder to the Purchaser or any of the Purchaser's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company and the Shareholder, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Shareholder has provided the Purchaser with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     3.5 Class V Representations. As an additional material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder makes the following representations and warranties, which representations and warranties are hereby made to the best of the Shareholder's knowledge after having made a reasonable investigation:

          (a) Environmental and Safety Matters. Except as set forth on Schedule 3.5(a):

               (i) The operations of the Company is and has at all times been in compliance in all material respects with all applicable Environmental Health and Safety Laws;

               (ii) The Company has in all material respects obtained, maintained and complied with all Governmental Permits required by Environmental Laws and necessary for the operation of its business, and such Governmental Permits are transferable to the Purchaser without any change to their respective terms and conditions;

               (iii) No Hazardous Substances have been generated, transported, stored, treated, recycled or otherwise handled in any way in the operation of Company's business, except for inventories of raw materials and cleaning and janitorial supplies used or to be used in the ordinary and normal course of operating the business (all of which were or are stored in all material respects in accordance with applicable Environmental Health and Safety Laws);

               (iv) There are no locations not owned or operated by the Company where Hazardous Substances associated with the operation of Company's business have been stored, treated, recycled or disposed of, except for inventories of raw materials and supplies used or to be used in the ordinary and normal course of operating Company's business (all of which were or are stored in all material respects in accordance with applicable Environmental Health and Safety Laws);

               (v) Except for cleaning and janitorial supplies, no Hazardous Substances are located on, contained in or otherwise form a part of the property of the Company;

               (vi) There is no past or ongoing release (as defined in the Environmental Health and Safety Laws) from properties associated with the operation of the Company's business or from other locations where Hazardous Substances associated with the operation of Company's business have been or are located except for federally permitted releases;

               (vii) Except as set forth on Schedule 3.5(a)(vii), there is no information indicating that any Person may have impaired health as a result of the operation of the Company's business or the ownership or use of any property associated with the operation of the Company's business or as the result of the Release from such properties;

               (viii) Except as allowed by law, the Company has not treated, stored for more than ninety (90) days, or disposed of any hazardous waste (as such term is used within the meaning of the RCRA or similar applicable state or municipal law) associated with the operation of the Company's business;

               (ix) The Company has not received any notice from any governmental body or other person advising that any of them is potentially responsible for remedial action with respect to a release or threatened release or with regard to the Company's treatment of its cleaning and janitorial supplies;

               (x) Except as set forth on Schedule 3.5(a)(x), no underground storage tanks are or, to the Shareholder's knowledge, ever were located on any properties owned or leased by the Company;

               (xi) No order, litigation, settlement or citation with respect to Hazardous Substances exists with respect to or in connection with the operation of the Company's business;

               (xii) There has been no environmental investigation conducted by any governmental body with respect to the operation of the Company's business;

               (xiii) To the best of the Company's knowledge, there are no PCBs which are located on, contained in or otherwise form a part of any of the Company's assets or the Leased Property.

               (xiv) As used in this Section 3.5(a), the term "Company" is deemed to refer to the Company or any of their subsidiaries and predecessors in interest.

               (xv) As used in Section 3.5(a), the properties of the Company (whether owned or leased) are deemed to refer to any properties previously owned or leased by the Company.

          (b) Insurance. The Company is covered by valid, outstanding and enforceable policies of insurance issued to it by insurers it reasonably believed were reputable covering its properties, assets and businesses against risks of the nature normally insured against by businesses in the same or similar lines of business and in coverage amounts typically and reasonably carried by such businesses (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has complied with the provisions of such Insurance Policies. Schedule 3.5(b) contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to the Purchaser) and
     (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $5,000 that relates to loss or damage to the properties, assets or businesses of the Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

          (c) Licenses and Permits. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its business and operations, including the operation of the Owned Properties and Leased Premises, which Permits are listed on Schedule 3.5(c). All such Permits are valid and in full force and effect, the Company is in material compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (d) Contracts. Schedule 3.5(d) sets forth a list of each Contract to which the Company is a party or by which its properties and assets are bound and which is material to its business, assets, properties or prospects (the "Designated Contracts"), true and correct copies of which have been provided to the Purchaser. The copy of each Designated Contract furnished to the Purchaser is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Except as set forth on Schedule 3.5(d), the Company has not violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Designated Contract. Except as set forth on Schedule 3.5(d), no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by the Company under any Designated Contract, and no such event has occurred which constitutes or would constitute a material default by any other party. The Company is not subject to any material liability or payment resulting from renegotiation of amounts paid it under any Designated Contract. As used in this Section, Designated Contracts shall include, without limitation: (i) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (ii) contracts obligating the Company to purchase or sell products or services; (iii) leases of real property, and leases of personal property not cancelable without penalty on notice of 60 days or less or calling for payment of an annual gross rental exceeding $10,000.00; (iv) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (v) employment agreements, management service agreements, consulting agreements, confidentiality agreements, noncompetition agreements and any other agreements relating to any employee, officer or director of the Company;
     (vi) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (vii) any Contract relating to pending capital expenditures by the Company; and (viii) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company and not otherwise disclosed on the Schedules.

          (e) Investment Intent; Accredited Investor Status; Securities Documents. The Shareholder is acquiring the Interests for his own account for investment and not with a view to, or for the sale in connection with, any distribution of the Interests, except in compliance with applicable state and federal securities laws. The Shareholder has been provided, to his satisfaction, the opportunity to discuss the transactions contemplated hereby with the Purchaser and has had the opportunity to obtain such information pertaining to the Purchaser as has been requested. The Shareholder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. The Shareholder has such knowledge and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in the Interests and is capable of bearing the economic risks of such investment and is able to bear a complete loss of his investment in the Interests. The Shareholder acknowledges that the Interests have not been registered under the Securities Act and understands that the Interests he receives, including but not limited to the Put Interests, the Earn-Out Interests and the Interests received from the exercise of the Reinvestment Right must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement. The Shareholder further acknowledges that the Operating Agreement imposes limitations on his ability to transfer the Interests he will receive in connection with the transactions contemplated hereunder and that he will abide by such restrictions and the other terms of the Operating Agreement.

          (f) Business Locations. As of the date hereof, the Company's only office or place of business is identified on Schedules 3.4(a)(i) or (ii) and the Company's principal place of business and chief executive office (as such terms are used in subsection 9-401 of the Uniform Commercial Code as enacted in the State of Texas as of the date hereof) are indicated on
     Schedule 3.4(a)(i) or (ii), and, all locations where the equipment, inventory, chattel paper and books and records of the Company are located as of the date hereof are fully identified on Schedules 3.4(a)(i) or (ii).

          (g) No Commissions. Neither the Company nor the Shareholder has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

          (h) Identification, Acquisition and Disposition of Assets and Liabilities. Schedule 3.5(h) sets forth a listing of substantially all of the assets and properties (including real, personal and mixed) owned by the Company as of January 23, 1998. Not more than two (2) business days prior to the Closing, the Shareholders shall deliver to the Purchaser a schedule reflecting any additions or deletions to Schedule 3.5(h) as of such date relating to items which individually have a value (defined as the higher of book value or fair market value) of $10,000 or more (the "Asset Update Schedule") other than changes to accounts receivable that occur in the ordinary course of business. Schedule 3.5(h) sets forth a listing of all of the liabilities of the Company as of January 23, 1998. Not more than two
     (2) business days prior to the Closing, the Shareholders shall deliver to the Purchaser a schedule reflecting any additions or deletions to Schedule 3.5(h) as of such date relating to items which individually have a value (defined as the higher of book value or fair market value) of $10,000 or more (the "Liability Update Schedule") other than changes to accounts payable that occur in the ordinary course of business. All additions and deletions reflected in the Asset Update Schedule and the Liability Update Schedule shall be the result of transactions occurring in the ordinary course of business and no such additions or deletions will violate the covenants contained in Section 4.1 nor would such additions or deletions have violated the covenants contained in Section 4.1 if such addition or deletion had occurred after the date of this Agreement.

                                  ARTICLE  IV

                    CONDUCT OF BUSINESS PENDING THE CLOSING
                    ---------------------------------------

     4.1 Conduct of Company Business Pending the Closing . Except as set forth on Schedule 4.1, the Shareholder and the Company covenant and agree that, between the date of this Agreement and the Closing Date, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business, consistent with past practice and in substantial compliance with all rules, regulations and laws. The Company shall use its best efforts to preserve intact its business organization, to keep available the services of its respective current officers, employees and consultants, and to preserve its respective present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of the Purchaser:

          (a) amend or otherwise change its articles of incorporation or bylaws;

          (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it; or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

          (f) increase the compensation payable or to become payable to its officers, directors or any person earning compensation in excess of $25,000 (including by declaring or paying any bonus), or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any such persons, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) except as previously disclosed to the Purchaser, take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

          (h) except as previously disclosed to the Purchaser, pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice;

          (i) except with the written consent of the Purchaser, increase or decrease prices charged to its customers, except for previously announced price changes or except in the ordinary course of business, or take any other action which might reasonably result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

          (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III materially untrue or incorrect.

     4.2 Conduct of DFG Business Pending the Closing. Except as set forth on
Schedule 4.2, DFG covenants and agrees that between the this Agreement and the Closing Date, the business of the Company and the Subsidiaries shall be conducted only in, and DFG shall not take any action except in, the ordinary course of business, consistent with past practices and in compliance with all rules, regulations and laws.

                                  ARTICLE  V

                             ADDITIONAL AGREEMENTS
                             ---------------------

     5.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     5.2 Compliance with Covenants. The Shareholder shall cause the Company to comply with all of the respective covenants of the Company under this Agreement through the date of Closing or this Agreement is terminated.

     5.3 Cooperation. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any stock exchanges and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions, so long as it does not cause such party to incur additional costs other than legal fees.

     5.4 Access to Information.

          (a) From the date hereof to the Closing Date, the Company and the Purchaser shall (and shall cause its respective directors, officers, employees, auditors, counsel and agents to) afford each other and their officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested.

          (b) The Purchaser hereby acknowledges that the Shareholder and the Company have provided it and its representatives, with substantial information regarding the Company and its past and present operations, including, but not limited to, information related to items contained on the Schedules attached hereto. Based on the information provided to the Purchaser, including information related to the items on the Schedules, the Purchaser acknowledges and agrees that it is not aware at this time of any violations of the Shareholder's representations and warranties set forth in
     Article III hereof.

     5.5 Notification of Certain Matters. The Shareholder and the Purchaser shall give prompt notice to the other of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be materially untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     5.6 Tax Treatment. Each party to this Agreement has sought and received its own advice as to the tax treatment of the transactions covered by this Agreement and is not relying on any representations of the other parties or their respective advisers with respect thereto. All parties hereto agree to fully and completely comply with the reporting requirements of the Internal Revenue Service.

     5.7 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that the Purchaser may make such public disclosure which the Purchaser believes in good faith is required by law or by the terms of any listing agreement with or requirements of a securities exchange.

     5.8 No Other Discussions. Neither the Company nor the Shareholder, and their respective Affiliates, employees, agents or representatives shall: (i) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise); or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions.

The Shareholder will immediately notify the Purchaser if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions after the date hereof but prior to closing in the same manner he has done from December 30, 1997 until the date hereof.

     5.9 Environmental Assessment. The Purchaser shall be entitled to have conducted prior to Closing at its sole cost and expense an environmental assessment and compliance review of the Leased Premises (hereinafter referred to as the "Environmental Assessment") and their operations. The Environmental Assessment may include, but not be limited to, a physical examination of the Owned Property or Leased Premises, and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent permits, reports and records, documents, and Licenses of the Company. The Shareholder shall provide the Purchaser or its designated agents or consultants with the access to such property and all permits, records and reports which the Purchaser, its respective agents or consultants require to conduct the Environmental Assessment. If the Environmental Assessment identifies any conditions or environmental contamination which requires remediation or further evaluation under the Environmental, Health, and Safety Laws or if the results of the Environmental Assessment are otherwise not reasonably satisfactory to the Purchaser in its sole discretion, and if the Company elects not to remediate or otherwise satisfy the Purchaser (in the sole discretion of the Purchaser), then the Purchaser may elect not to close the transactions contemplated by this Agreement as provided in Section 11.1. The Purchaser acknowledges receipt of such reports, has reviewed such reports and will proceed with the transaction.

     5.10 Other Agreements. Upon the Closing, each party hereto that is a signatory to any of Exhibits "B" through "F" (the "Other Agreements") agrees to execute and deliver such Other Agreements, as appropriate, to the other parties to such Other Agreements. The parties agree that the non-competition covenants contained in the employment and consulting agreements are attached as Exhibits "A" and "H" are an integral part of this Agreement.

     5.11 Necessary Authority. The Purchaser, the Company and the Shareholder agree to use their individual best efforts to obtain the authorizations required for each to execute and deliver this Agreement and to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby.

     5.12 Certification of Tax Status. The Shareholder shall deliver to the Purchaser either: (i) a Certificate of Nonforeign Status under Treasury Regulation Section 1.1445-2(b)(1), or (ii) a Certificate meeting the requirements of Treasury Regulation Sections 1.987-2(g) and 1.897-2(h)(2) that the Stock does not constitute a U.S. real property interest.

     5.13 Put Right.

          (a) During the period from January 1, 2001 through the later of April 30, 2001 or thirty (30) days after the Shareholder's receipt of a copy of DFG's audited financial statement for the year ending December 31, 2000 (the "Put Period"), the Shareholder shall have the absolute, unconditional and irrevocable right (the "Put Right") to require DFG to purchase all, but not less than all, of the Put Interests received at a price equal to ONE MILLION EIGHT HUNDRED FIFTEEN THOUSAND DOLLARS ($1,815,000).

          (b) The Shareholder may exercise the Put Right by providing written notice to DFG before the end of the Put Period. The closing of the purchase of the Put Interests by DFG shall take place by mail, or if not practicable at the offices of counsel for DFG, at a date mutually agreed upon by the Shareholder and DFG, and if no date can be agreed upon, then thirty (30) days after the end of the Put Period. At the time of the transfer of the Put Interest to DFG, the Shareholder shall provide reasonable and customary representations and warranties, including but not limited to, representations that the Shareholder has the authority to enter into the transaction and that there are no liabilities encumbering the Put Interests.

          (c) At the Closing, DFG shall pay and deliver to the Shareholder the aggregate purchase price for the Put Interests by wire transfer of immediately available funds; provided, however, if DFG or any Affiliate is owed money by the Shareholder, DFG may elect to offset the aggregate purchase price by such amounts owed by the Shareholder to Purchaser or DFG which exceeds the amount of the amounts held back under Section 8.4, but not to exceed the maximum liability exposure of the Shareholder under
     Section 8.1(d) as to each class or category of Shareholder representations, and pay the remaining portion of the purchase price to the Shareholder.

          (d) Any disputes regarding this provision shall be decided through binding arbitration pursuant to the Arbitration Procedures in Section 12.10 hereof, and any amounts not subject to the dispute that is the subject of the Arbitration shall be promptly remitted to the Shareholder.

     5.14 Reinvestment Right.

          (a) During the three-year (3) period following the Closing Date (the "Reinvestment Period"), the Shareholder shall have the right (the "Reinvestment Right") to invest no less than ONE MILLION DOLLARS ($1,000,000) and no more than TWO MILLION TWENTY-FIVE THOUSAND DOLLARS ($2,025,000) in DFG in return for Interests. The Shareholder shall have one opportunity to exercise the Reinvestment Right.

          (b) Except for any proposed adjustments which may be required to reflect the effect of an interest split, dividend or other adjustment to the capital structure of the Purchaser, upon the price per Interest set forth below, the number of Interests the Shareholder will receive for his investment under Section 5.14 hereof shall be equal to the amount of the investment divided by a price per Interest equal to:

               (i) for the first year after the Closing Date, Forty Seven Dollars ($47) per Interest subject to adjustment for any Interest splits, dividends or any similar changes; and

               (ii) after the first anniversary of the Closing Date, the greater of: (A) Forty Seven Dollars ($47) per Interest subject to adjustment for any Interest splits, dividends or any similar changes; or (B) the Fair Market Value per Interest.

          (c) For purposes of this Section 5.14, Fair Market Value shall mean either the price agreed to by the Shareholder and DFG or if no agreement can be reached, the Appraised Value.

          (d) The Shareholder can exercise the Reinvestment Right by giving written notice to DFG on or before the end of the Reinvestment Period. Within ten (10) days of receipt of such written notice, DFG shall provide the Shareholder with its most recent audited and unaudited financial statements and other information which DFG believes is appropriate for determining the Fair Market Value for its Interests. Within twenty (20) days after DFG provides such information, the Shareholder shall provide written notice of whether it intends to exercise the Reinvestment Right and the dollar amount of the Shareholder's investment. Within ten (10) days of receipt of such written notice from the Shareholders, DFG shall provide written notice to the Shareholder of its determination as to the Fair Market Value per Interest and within ten (10) days thereafter, the Shareholder can either in writing to DFG agree to such price or indicate in writing to DFG that it wishes to use the Appraised Value as Fair Market Value.

          (e) The Shareholder shall make this investment on a date agreed to by the Shareholder and DFG, and if no date can be agreed upon, then on the thirtieth (30th) day after notice of an agreement as to price or the determination of the Appraised Value as applicable. The Shareholder and DFG shall give customary representations and warranties at the time of the investment.

          (f) Notwithstanding the foregoing and subject to compliance with federal and state securities laws and the requirements and/or terms imposed by the underwriter of any, if there is a public offering of equity or debt in DFG pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act (an "IPO") during the Reinvestment Period, DFG will give the Shareholder notice of the IPO within ninety (90) days of the expected date of the IPO or as soon as practicable if the IPO is expected to occur in fewer than ninety (90) days, and the Shareholder shall have fifteen (15) days after receipt of such notice to exercise his Reinvestment Right, or such right shall lapse even if the IPO is delayed beyond the ninety-day (90) period.

     5.15 Building Lease. At the Closing, the Purchaser shall cause the Company to execute a lease, in a form substantially similar to that attached hereto as Exhibit "B" (the "Building Lease")
for the building and land located at 625 Stayton St., Fort Worth, Texas 76107 (the "Building"). The term of the Building Lease shall be from the Closing Date until February 28, 2003 (the "Initial Term"), with a right to extend the term for an additional five (5) years thereafter (the "Extension Term") so long as the Company gives notice of its intention to extend the lease on or before February 28, 2002. The payments on the Building Lease from March 1, 1998 through February 28, 1999 shall be $9,375 per month and shall thereafter increase by three percent (3%) from the prior year for each year during the Initial Term. The rent for the Extension Term shall be set for the first year thereof at the greater of the average annual rental rate for the Initial Term or a "market rental rate" and shall then increase by three percent (3%) per year for each year thereafter. If the Company and the Landlord are unable to agree upon a market rental rate, then the market rental rate shall be equal to the average of the rental rates determined by two independent real estate leasing brokers, each of whom shall work for national leasing companies familiar with the Dallas/Ft. Worth rental market for industrial properties, with one broker selected by the Company and one broker selected by the Landlord.

     5.16 Assignment. DFG shall have the right to assign its right to purchase the Stock to an entity that is controlled by DFG. Notwithstanding this assignment, DFG shall remain obligated to issue Interests to the Shareholder in compliance with the terms hereof and shall remain liable and bound for breaches of the representations and warranties and to pay and perform all other applicable provisions of this Agreement to the extent the assets of such assignee are not sufficient to fulfill such claims.

     5.17 Waiver of Preemptive Rights. The Shareholder agrees that he shall waive any preemptive rights he will receive by virtue of owning Interests, but only to the same extent as waived by the managing members of DFG, and shall sign any documents reasonably requested by DFG to reflect such waiver and shall cause all transferees to similarly waive such rights.

     5.18 Retirement of Note. To the extent the Company does not have available funds after the Closing, DFG agrees to pay and contribute sufficient funds to the Company to allow the Company to retire, pay, satisfy and fully discharge the entire remaining principal balance of the Shareholder Note at the Closing.


                                  ARTICLE  VI

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
                 ----------------------------------------------

     The obligations of the Purchaser hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Purchaser.

     6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Shareholder contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Shareholder shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Company and the Shareholder shall have delivered to the Purchaser a certificate, dated as of the Closing Date, duly signed, stating that, applying the Knowledge Standards set forth in Article III, such representations and warranties are true and correct (subject to qualifications and limitations contained therein) and that all such obligations have been performed and complied with.

     6.2 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, applying the knowledge standards set forth in
Article III: (i) there shall have been no Material Adverse Change to the Company; (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company; and (iii) none of the properties and assets of the Company shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) and there shall have been delivered to the Purchaser a certificate to that effect, dated the Closing Date and signed by or on behalf of the Company, which as to (ii) will be limited to the best of the Shareholder's knowledge after reasonable investigation.

     6.3  Corporate Certificate.  The Shareholder shall have delivered to the
Purchaser: (i) copies of the articles of incorporation and bylaws of the Company as in effect immediately prior to the Closing Date; (ii) copies of resolutions adopted by the Board of Directors of the Company and the Shareholders authorizing the transactions contemplated by this Agreement; (iii) certificates of good standing of the Company issued by the State of Texas and each other state in which each of them is qualified to do business as of a date not more than thirty days prior to the Closing Date, certified in each case as of the Closing Date by the Secretary as being true, correct and complete; (iv) all other Shareholder's deliveries in Section 1.5(d).

     6.4 Opinion of Counsel. The Purchaser shall have received an opinion dated as of the Closing Date from counsel for the Company and the Shareholder, in form and substance reasonably acceptable to the Purchaser.

     6.5 Consents. The Purchaser shall have received written consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Company from any Person from whom such consent or waiver is required under any Designated Contract or instrument as of a date not more than ten days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law.

     6.6 Governmental Approvals. All consents, authorizations and approvals from, and all declarations, filings and registrations with any governmental authority required to consummate the transactions contemplated by this Agreement, including those set forth on
Schedule 3.1(f), shall have been obtained or made without the imposition of any material conditions.

     6.7 Securities Laws. The Purchaser shall have received all necessary consents and otherwise complied with any state Blue Sky or securities laws applicable to the purchase of the stock and issuance of the Interests, in connection with the transactions contemplated hereby.

     6.8 Company Stock. At the Closing, the Shareholder shall have delivered all certificates evidencing the Stock held by him, including but not limited to, the Stock certificates currently held in escrow with Cecilia A. Thomas, Esq. in connection with the Shareholder's purchase of such Stock from Bernard Spooner and Billy F. Rice and with Cecilia A. Thomas, Esq. in connection with the Shareholder's purchase of such Stock from William F. Byrd, together with stock powers duly executed in blank and otherwise in form acceptable to the Purchaser for transfer on the books of the Company.

     6.9 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which, in the judgment of the Purchaser, makes it inadvisable to proceed with the Agreement and other transactions contemplated hereby.

     6.10 Purchase Review. At least two (2) business days prior to the Closing, the Purchaser's independent public accountants shall have reviewed the assets, liabilities, and net worth of the Company and the results of such review shall be determined to be acceptable in form and content to the Purchaser in its sole discretion.

     6.11 The Purchaser's Approvals. At least two (2) business days prior to the Closing, the Purchaser shall have complied with all requirements under the Operating Agreement and its governing documents and received any necessary consents from its lenders.

     6.12 Due Diligence. At least two (2) business days prior to the Closing, the Purchaser shall have completed its due diligence review of the Company's assets, liabilities, business, environmental matters, and prospects and the results of such due diligence review shall have been judged satisfactory in all respects by the Purchaser, in its sole discretion.

     6.13 Employment and Consulting Agreements.

          (a) The Shareholder shall have entered into a consulting agreement, substantially in the form of Exhibit "D" attached hereto;

          (b) Paul Anderson ("Anderson"), currently administrative treasurer of the Company, shall have entered into an employment agreement, substantially in the form of Exhibit "E" attached hereto provided, however, if Anderson does not execute his

     Employment Agreement, Webb will agree to enter into an employment contract which will be similar in form to the Consulting Agreement attached hereto as Exhibit D, with the only fundamental changes being an increase in pay to $150,000 per annum, and a requirement that Webb provide full time employment to the Company rather than the more limited duties and time committment required under the Consulting Agreement.

     6.14 Other Closing Deliveries. At Closing, the Purchaser and/or the Company (as appropriate) shall have received each of the Agreements to which Shareholder is a party, duly executed by the appropriate party or parties, including those set forth in Section 1.5(c).


                                 ARTICLE  VII

                        CONDITIONS TO THE OBLIGATIONS OF
                        THE COMPANY AND THE SHAREHOLDER
                        -------------------------------

     The obligations of the Company and the Shareholder to effect the transaction contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Company and the Shareholder.

     7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Purchaser shall have delivered to the Shareholder a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that applying the Knowledge Standards set forth in Article II, such representations and warranties (subject to the qualifications and limitations contained therein) are true, correct and complete and that all such obligations have been performed and complied with and reaffirming its acknowledgment and agreement under Sections 5.4(b), 6.11 and 6.12 through the Closing Date.

     7.2 Delivery of the Purchase Price. At the Closing, the Purchaser shall have delivered to the Shareholder: (i) the cash required under Section 1.2(a);
(ii) cash sufficient to pay and retire the Shareholder Note under Section 1.5(b)(iv) and the other fees and expenses referred to in Section 5.18, which payment shall be made directly to the Shareholder and the other providers named by the Shareholder at the direction of the Company; and (iii) the certificates for the Put Interests in the name of the Shareholder, which certificate has been duly signed and sealed by the appropriate officers at DFG.

     7.3 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any of the transactions contemplated hereby or any other matter pertaining to the business affairs of DFG or any of the Subsidiaries which in the judgment of the Shareholder makes it inadvisable to proceed with the Agreement or any other transaction contemplated hereby.

     7.4 Opinion of Counsel. The Shareholder shall have received an opinion dated as of the Closing Date from counsel for the Purchaser, in form and substance reasonably acceptable to the Shareholder.

     7.5 Other Closing Deliveries. At Closing, the Company and/or the Shareholder (as appropriate) shall have received each Other Agreement to which the Purchaser is a party, duly executed by the Purchaser, including those set forth in Section 1.5(d).


                                 ARTICLE  VIII

                                INDEMNIFICATION
                                ---------------

     8.1 Agreement by the Shareholder to Indemnify. Subject to the conditions and limitations contained in this Article VIII, the Shareholder agrees to indemnify, defend and hold the Purchaser harmless from and against the aggregate of all Indemnifiable Damages (as defined below).

          (a) For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable attorney's and paralegal fees and expenses) incurred or suffered by the Purchaser, on a pre-tax consolidated basis, to the extent: (i) resulting from any breach of a representation or warranty made by the Company or the Shareholder in or pursuant to this Agreement; (ii) resulting from any breach of the covenants or agreements made by the Company or the Shareholder pursuant to this Agreement; or (iii) resulting from any inaccuracy in any certificate or environmental report delivered by the Company or the Shareholder pursuant to this Agreement. The amount of Indemnifiable Damages shall be reduced to the extent that the Purchaser or the Company receives proceeds or other payments from any insurance policy with relation to the actions causing Purchaser to have a right to receive Indemnifiable Damages hereunder.

          (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Purchaser shall have the right to be put in the same pre-tax consolidated financial position as the Purchaser would have been in had each of the representations and warranties of the Shareholder hereunder been true and correct and had the covenants and agreements of the Company and the Shareholder hereunder been performed in full.

          (c) The representations and warranties made by the Shareholder in this Agreement or pursuant hereto shall survive for the following periods: (i) Class I Representations shall survive until sixty (60) months after the Closing Date for all Class I Representations other than those under Section 3.1(i), which representations and warranties shall survive until forty eight (48) months after the Closing Date; (ii) Class II Representations shall survive until the earlier of: (1) ninety (90) days after the receipt by the Company of its first annual audited financial statement following the acquisition of the Stock by the Purchaser to reflect operations from the period ending December 31, 1998; or (2) June 30, 1999; (iii) Class III Representations shall survive for twenty-four (24) months with regard to the representations and warranties in Section 3.3(a) and Section 3.3(b), and at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of applicable period of limitations) expires for the assessment by the taxing authorities of additional Taxes with respect to the representations and warranties contained in Section 3.3(c); and (iv) Class IV and Class V Representations shall survive until eighteen (18) months after the Closing Date. No claim for the recovery of Indemnifiable Damages may be asserted by the Purchaser against the Shareholder after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred, so long as the Purchaser diligently pursues either arbitration or litigation with regard to this matter within twelve (12) months following the assertion of such claims, unless filing within such twelve (12) month period would, in the sole discretion of the Purchaser, cause additional cost or expense that would arise if such claim were not then asserted. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith, subject to the terms at Sections 5.4(b) and 7.1. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement; provided, each representation is subject to limitation or modification to the extent of the information and documentation supplied by the Shareholder or the Company to Purchaser in connection with its due diligence, as well as by the schedules accompanying and made a part of this Agreement and the documentation to which such schedules refer.

          (d) In the event that the Purchaser believes it is entitled to a claim for any Indemnifiable Damages hereunder, the Purchaser shall promptly give written notice to the Shareholder of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If the Shareholder does not pay the amount of the claim for Indemnifiable Damages to the Purchaser within 10 days, then the Purchaser may exercise its respective rights under Section 8.4 and/or take any action or exercise any remedy available to them by appropriate legal proceedings to collect the Indemnifiable Damages, subject to the limitations set forth in Section 8.1(e).

          (e) Notwithstanding anything to the contrary contained in this Section 8.1, the Shareholder's liability for Indemnifiable Damages shall be limited as follows:

               (i) With regard to all Class I Representations other than those in Section 3.1(i): (1) the Purchaser shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages with respect to breaches of the Class I Representations other than those in
          Section 3.1(i) incurred by the Purchaser exceed $50,000; and (2) the total amount of Indemnifiable Damages for which the Shareholder shall be liable to the Purchaser shall not exceed $1,750,000 reduced by $50,000;

               (ii) With regard to the Class I Representations set forth in
          Section 3.1(i): (1) the Purchaser shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages with respect to breaches of representations and warranties set forth in
          Section 3.1(i) exceed $50,000; and (2) the total amount of Indemnifiable Damages for which the Shareholder shall be liable to the Purchaser shall not exceed $1,500,000, reduced by $50,000;

               (iii) With regard to Class II Representations: (1) the Purchaser shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages with respect to breaches of Class II Representations incurred by the Purchaser exceed the aggregate amount of $100,000 in which event the Shareholder shall be liable for only such Indemnifiable Damages in excess of $100,000; and (2) The total amount of Indemnifiable Damages for which the Shareholder shall be liable to the Purchaser shall not exceed $1,750,000 reduced by $100,000;

               (iv) With regard to Class III Representations: (1) the Purchaser shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages with respect to breaches of Class III Representations incurred by the Purchaser exceed the aggregate amount of $100,000 with regard to Class III Representations set forth in
          Section 3.3(a), $50,000 with regard to breaches of representations and warranties set forth in Section 3.3(b) and $50,000 with regard to breaches of representations and warranties set forth in Section 3.3(c), which amounts shall not be cumulative; and (2) amount of Indemnifiable Damages for which the Shareholder shall be liable to the Purchaser shall not exceed $1,750,000 reduced by $50,000;

               (v) With regard to Class IV Representations: (1) the Purchaser shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages with respect to breaches of Class IV Representations incurred by the Purchaser exceed the aggregate amount of $100,000, in which event the Shareholder shall be liable for only such Indemnifiable Damages in excess of $100,000; and (2) the total amount of Indemnifiable Damages for which the Shareholder shall be liable to the

          Purchaser shall not exceed $1,750,000 reduced by $100,000;

               (vi) With regard to Class V Representations, (1) the Purchaser shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages with respect to breaches of Class V Representations incurred by the Purchaser exceed the aggregate amount of $100,000, in which event the Shareholder shall be liable for only such Indemnifiable Damages in excess of $100,000; and (2) the total amount of Indemnifiable Damages for which the Shareholder shall be liable to the Purchaser shall not exceed $500,000 reduced by $100,000.

          (f) Notwithstanding anything to the contrary hereinabove set forth, in no event shall the Shareholder be liable for claims under any and all classes or categories set forth in Section 8.1(e) which aggregate in excess of $1,750,000, it being the intent of the parties to unconditionally and irrevocably restrict and limit the aggregate of Indemnifiable Damages which the Shareholder may be or become obligated to pay to an aggregate amount not exceeding $1,750,000.

     8.2 Agreement by the Purchaser to Indemnify. Subject to the conditions and limitations contained in this Article VIII, the Purchaser agrees to indemnify, defend and hold the Shareholder harmless from and against the aggregate of all Shareholder Indemnifiable Damages (as defined below).

          (a) For purposes of this Agreement, "Shareholder Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Shareholder with regard to an amount equal to the value of the Interests he receives under the terms hereof, on a pre-tax consolidated basis, to the extent: (i) resulting from any breach of a representation or warranty made by the Purchaser in or pursuant to this Agreement; (ii) resulting from any breach of the covenants or agreements made by the Purchaser in or pursuant to this Agreement; or (iii) resulting from any inaccuracy in any certificate delivered by the Purchaser pursuant to this Agreement. The amount of Shareholder Indemnifiable Damages shall be reduced to the extent that the Shareholder receives proceeds or other payments from any insurance policy with relation to the actions causing the Shareholder to have a right to receive Shareholder Indemnifiable Damages hereunder.

          (b) Without limiting the generality of the foregoing, with respect to the measurement of Shareholder's Indemnifiable Damages, the Shareholder has the right to be put in the same pre-tax consolidated financial position as he would have been in had each of the representations and warranties of the Purchaser hereunder been true and correct and had the covenants and agreements of the Purchaser hereunder been performed in full.

          (c) Each of the representations and warranties made by the Purchaser in this Agreement or pursuant hereto shall survive for a period of twenty-four (24) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Shareholder, and upon expiration of such twenty-four month period, such representations and warranties shall expire, except for the representations contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7, 2.8 and 2.9 shall expire sixty (60) months after the Closing Date. No claim for the recovery of Shareholder Indemnifiable Damages may be asserted by the Shareholder against the Purchaser after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

          (d) In the event that the Shareholder believes he is entitled to a claim for any Indemnifiable Damages hereunder, the Shareholder shall promptly give written notice to the Purchaser of such claim and the amount or the estimated amount of such claim, and the basis for such claim.

          (e) Notwithstanding anything to the contrary contained in this Section 8.2, the Purchaser's liability for Indemnifiable Damages shall be limited as follows:

               (i) the Shareholder shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages incurred by the Shareholder exceed an aggregate of $100,000, in which event, the Purchaser shall be liable for only such Indemnifiable Damages in excess of $100,000; and

               (ii) the total amount of Indemnifiable Damages for which the Purchaser shall be liable to the Shareholder shall not exceed $1,750,000.00;

          (f) Notwithstanding anything to the contrary hereinabove set forth, in no event shall the Purchaser be liable for claims under class or category set forth in Section 8.1(e) which aggregate in excess of $1,750,000, it being the intent of the parties to unconditionally and irrevocably restrict and limit the aggregate of Indemnifiable Damages which the Purchaser may be or become obligated to pay to an aggregate amount not exceeding $1,750,000.

          (g) The limitations set forth in this Section 8.2(e) shall not limit the liability of the Purchaser to the Shareholder for amounts which are unrelated to Shareholder Indemnifiable Damages, such as damages related to failure to pay the full amount of the Purchase Price, any bonuses and payments under the Consulting Agreement with the

     Shareholder, amounts owed to the Shareholder in his capacity as the landlord under the Lease, or failure to distribute the Earn-Out Interests or fulfill its obligations pursuant to the Put Right.

     8.3 Conditions of Indemnification. The obligations and liabilities of the Shareholder and the Purchaser hereunder with respect to their respective indemnities pursuant to this Article VIII resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

          (a) the party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim 20 days after the Indemnified Party receives notice thereof;

          (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against the Purchaser which exceeds the value of the Indemnification at such time, the Purchaser shall have the right to control the defense of the Claim;

          (c) in the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

          (d) anything in this Section 8.3 to the contrary notwithstanding: (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim; (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim; and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

     8.4 Escrowed Interests and Rights of Setoff to Secure the Shareholder's Indemnification Obligation. As security for the agreement by the Shareholder to indemnify and hold the Purchaser harmless as described in Section 8.1, at the Closing, the Purchaser shall transfer to the Escrow Agent the certificates representing the Put Interests (the "Escrowed Interests") in accordance with the terms of the Escrow Agreement.

          (a) The Purchaser may, in its sole discretion, direct the Escrow Agent to set off against the Escrowed Interests any Indemnification Damages for which the Shareholder may be responsible pursuant to this Agreement whether or not indemnified pursuant to Section 8.1 of this Agreement, subject, however, to the following terms and conditions:

               (i) Purchaser shall give written notice to the Shareholder of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which the Purchaser claims to have sustained by reason thereof, and (ii) the basis of such claim;

               (ii) Such set off shall be effected on the later to occur of the expiration of twenty (20) days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the shares set aside;

               (iii) If, prior to the expiration of the Notice of Contest Period, the Shareholders shall notify the Purchaser in writing of an intention to dispute the claim and if such dispute is not resolved within 30 days after expiration of such period (the "Resolution Period"), then the dispute shall be resolved through binding arbitration using the Arbitration Procedures set forth in Section
          12.10 hereof;

               (iv) For purposes of this Section 8.4, the value for purposes of set off against the Escrowed Shares shall be equal to the greater of:
          (i) $47 per interest (subject to adjustment for Interest splits, dividends and other similar transactions); or (ii) the per Interests price used by DFG in any transaction in which it issued Interests in return for the assets or equity interests of another entity if such issuance occurred within 90 days of the date of the determination of value or, if no such determination was made within the 90 day period, then determined by DFG using its most current and consistently applied methodology for establishing value.

               (v) The Shareholder shall have the right to substitute cash for all or any portion of the Escrowed Interests at any time prior to the expiration of any time limits set forth in this Section 8.4(a).

          (b) Except with respect to interests transferred pursuant to the foregoing right of set off (and in the case of such interests, until the same are transferred), all Escrowed Interests shall be deemed to be owned by the Shareholder and the Shareholder shall be entitled to vote the same; provided, however, that there shall also be deposited with the Purchaser subject to the terms of this Section 8.4, all of the Interests issued to the

     Shareholder as a result of any Interest distribution, Interest split or other similar transaction. All cash distributions paid upon the Escrowed Interests shall be distributed to the Shareholder at the same time or times when distributed to the other members of DFG, and he will receive all tax forms as the owner of the Escrowed Interests.

          (c) The Purchaser agrees to deliver to the Shareholder no later than twenty-four (24) months after the Closing Date any Escrowed Interests then held by it (or proceeds from the Escrowed Interests) unless there then remains unresolved any claim for Indemnifiable Damages or other damages hereunder as to which notice has been given, in which event any Escrowed Interests remaining on deposit (or proceeds from the sale of Escrowed Interests) after such claim shall have been satisfied shall be returned to the Shareholder promptly after the time of settlement.


                                  ARTICLE  IX

                             SECURITIES LAW MATTERS
                             ----------------------

     The parties agree as follows with respect to the sale or other disposition after the Closing Date of the Interests.

     9.1 Disposition of the Purchaser Securities. The Shareholder represents and warrants that each of the Interests being acquired by him hereunder is being acquired and will be acquired for his own account and will not be sold or otherwise disposed of, except pursuant to: (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by the Purchaser with the SEC of any registration statement, offering circular or other document, in which case the Shareholder shall first supply to the Purchaser an opinion of counsel (which counsel and opinions shall be reasonably satisfactory to the Purchaser) that such exception is available; or
(ii) an effective registration statement filed by the Purchaser with the SEC under the Securities Act.

     9.2  Legend.  Each of the Interests shall bear the following legend:

"THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AS TO SAID INTEREST OR AN OPINION, IN FORM IN SUBSTANCE SATISFACTORY TO THE COMPANY AND GIVEN BY COUNSEL SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED. THE INTERESTS REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, A COPY OF WHICH OPERATING AGREEMENT CAN BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY."

The Purchaser may, unless a registration statement is in effect covering the Interests, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.


                                  ARTICLE  X

                                  DEFINITIONS
                                  -----------

     10.1 Defined Terms. As used herein, the following terms shall have the following meanings:

          "Aboveground Storage Tanks" "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Appraised Value" shall mean the value of the Interests in DFG determined as follows:

               (i) If the parties needing to determine Appraised Value mutually select an Appraiser, then the valuation determined by such Appraiser shall be the Appraised Value;

               (ii) If the parties do not agree upon a single Appraiser within ten (10) business days, then DFG shall have the right to retain an Appraiser to determine value. The valuation determined by such Appraiser shall be submitted to the other party within five (5) business days after the receipt of the appraisal report by DFG. If the other party agrees to such value, then it shall constitute the Appraised Value.

               (iii) If the other party does not agree to the valuation determined by the first Appraiser, it shall retain a second Appraiser. The value determined by the second Appraiser shall be presented to DFG, and if DFG does not agree to the second valuation, then: (A) if the first value and the second value are within 10% of each other, then the Appraised Value shall be equal to the average of the two values; (B) if the first value and the second value are more than 10% apart, and DFG and the other party still cannot agree as to the Appraised Value, then the first Appraiser and the second Appraiser shall select a third Appraiser within ten (10) days, and the third Appraiser who shall review the values determined by the first two Appraisers and select as Appraised Value either one of the values determined by the first two Appraisers or the average of such two values.

               (iv) Each Appraiser selected to provide a net fair market value of the Interests shall be specifically instructed to value DFG in an amount equal to the price that would be paid by a sophisticated, independent third party purchaser for all the Interests of the Interest Holders and the Company in an arm's-length transaction, with appropriate reductions for indebtedness of the Company. Any and all fees and/or costs incurred with respect to determining the Appraised Value, including but not limited to, any fees paid to the Appraisers selected and any legal and/or accounting fees incurred in connection therewith shall be paid by DFG. Any and all controversies, disputes or claims related to or arising out of the determination of Appraised Value shall be decided through the binding Arbitration Procedures described in Section 12.10 hereof.

          "Appraiser" means an independent third party who is qualified and experienced in the appraisal of closely held businesses, and is not affiliated with the Purchaser, the Shareholder or the Company in any way.

          "Arbitration Procedures" defined in Section 12.10.

          "Asset Update Schedule" defined in Section 3.5(h).

          "Assets" defined in Section 3.4(b)(i).

          "Building" defined in Section 5.15.

          "Building Lease" defined in Section 5.15.

          "Cash Portion" defined in Section 1.2(a).

          "CERCLA" defined in the definition of "Hazardous Substances."

          "Claims" defined in Section 8.3.

          "Class I Representations" means the representations and warranties set forth in Section 3.1.

          "Class II Representations" means the representations and warranties set forth in Section 3.2.

          "Class III Representations" means the representations and warranties set forth in Section 3.3.

          "Class IV Representations" means the representations and warranties set forth in Section 3.4.

          "Class V Representations" means the representations and warranties set forth in Section 3.5.

          "Closing" defined in Section 1.5(a).

          "Closing Date" defined in Section 1.5(a).

          "Code" defined in Section 3.3(b).

          "Company" defined in the introductory paragraph of this Agreement.

          "Company Net Worth" defined in Section 1.3.

          "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

          "Current Balance Sheet" defined in Section 3.2(a).

          "Designated Contracts" defined in Section 3.5(d).

          "Deposit" defined in Section 1.5(b).

          "Deposit Escrow Agent" is defined as Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P., or any successor designated under the Deposit Escrow Agreement.

          "Deposit Escrow Agreement" is defined as that certain escrow agreement entered into between the parties, a copy of which is attached hereto as Exhibit "G".

          "DFG" means Diversified Food Class, L.L.C., a Delaware limited liability company.

          "DFG Financial Statements" defined in Section 2.6.

          "DFG Group" defined in Section 2.8.

          "DFG Current Balance Sheet" defined in Section 2.10.

          "Discharge" shall have the meanings given them in the Environmental, Health and Safety Laws.

          "Earn-Out Amount" defined in Section 1.4(a).

          "Earn-Out Interests" defined in Section 1.4(a).

          "EBITDA" means earnings before interest, taxes, debt service and amortization and depreciation, determined for financial accounting purposes using GAAP.

          "Employee Benefit Plans" defined in Section 3.3(b).

          "Employment and Consulting Agreements" mean the employment and consulting agreements described in Section 6.13, and attached hereto as Exhibits "D" and "B".

          "Environmental Assessment" defined in Section 5.9.

          "Environmental, Health and Safety Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

          "EPCRA" defined in the definition of "Hazardous Substances."

          "ERISA" defined in Section 3.3(b).

          "Escrow Agreement" defined in Section 1.5(b).

          "Escrowed Interests" defined in Section 8.4.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Extension Term" defined in Section 5.15.

          "FDA" shall mean the Food and Drug Administration, an agency of the United States government or any agency that assumes the duties it carries out at this time.

          "FIFRA" defined in the definition of "Hazardous Substances."

          "Fair Market Value" defined in Section 5.14.

          "Financial Statements" defined in Section 3.2(a).

          "Fixed Assets" defined in Section 3.4(b)(i).

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substances" shall be defined broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, metals, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental, Health and Safety Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Health and Safety Laws, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C.
     (S)9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.
     (S)6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S)1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. (S)1311, et seq.; the Clean Air Act, as amended (42 U.S.C. (S)7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. (S)2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. (S)136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. (S)11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. (S)651, et seq. ("OSHA"); any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

          "Held Back Interests" defined in Section 8.4.

          "Immigration Act" defined in Section 3.1(j)(iii).

          "Indemnifiable Damages" defined in Section 8.1 (a).

          "Indemnified Party" defined in Section 8.3 (a).

          "Initial Term" defined in Section 5.15.

          "Insurance Policies" defined in Section 3.5(b).

          "Intellectual Property" defined in Section 3.1(k).

          "Interest" means limited liability company membership interests in DFG of the same class and providing the same rights and obligations as all of the members in DFG have as of the date hereof and any shares of stock, interests or other similar property into which the Interests are converted, exchanged or otherwise transferred in the future.

          "Landlord" means James Webb as landlord of the Building.

          "Leased Premises" defined in Section 3.4(a)(ii).

          "Leases" defined in Section 3.4(a)(ii).

          "Liability Update Schedule" defined in Section 3.5(h).

          "Licenses" means all licenses, certificates, permits, approvals and registrations (collectively "Licenses") required by the Environmental, Health and Safety Laws for the ownership of its properties and assets and the operation of its business as presently conducted.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

          "Material Customers" defined in Section 3.2(e).

          "MPPA Plan" defined in Section 3.3(b)(iv).

          "Operating Agreement" means the limited liability operating agreement of DFG dated as of March 25, 1995 and all amendments thereto entered into from time to time.

          "Other Agreements" defined in Section 5.10.

          "OSHA" defined in the definition of "Hazardous Substances."

          "Owned Properties" defined in Section 3.4(a)(i).

          "Permits" defined in Section 3.5(c).

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "PBGC" defined in Section 3.3(b)(vi).

          "Purchaser Ancillary Agreement" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

          "Purchase Price" defined in Section 1.2.

          "Put Interest" defined in Section 1.2(b).

          "Put Period" defined in Section 5.13(a).

          "Put Right" defined in Section 5.13(a).

          "RCRA" defined in Section 3.5(a).

          "Receivables" defined in Section 3.2(d).

          "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "Reinvestment Period" defined in Section 5.14.

          "Reinvestment Right" defined in Section 5.14.

          "Release" shall have the meanings given them in the Environmental, Health and Safety Laws.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed by Seller hereunder or in connection herewith.

          "Shareholder" defined in the introductory paragraph of this Agreement

          "Shareholder Indemnifiable Damages" defined in Section 8.2 (a).

          "Shareholder Note" shall mean that certain promissory note issued on January 1, 1991, as amended as of April 1, 1992 held by the Shareholder in the principal amount of $325,714.

          "Stock" defined in Recitals.

          "Subsidiaries" defined in Section 2.8.

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

          "USDA" means the United States Department of Agriculture or any agency or instrumentality that assumes the duties it carries out at this time.

          "Underground Storage Tanks" defined in Section 3.5(a).

          "Waste" shall be defined broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash.

          "Welfare Plan" defined in Section 3.3(b)(v).

     10.2 Other Definitional Provisions.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

          (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                  ARTICLE  XI

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) at any time prior to the Closing Date, by mutual written consent of all of the parties hereto at any time prior to the Closing;

          (b) at any time prior to the Closing Date, by the Purchaser in the event of a material breach by the Company or the Shareholder of any provision of this Agreement;

          (c) at any time prior to the Closing Date by the Shareholder in the event of a material breach by the Purchaser or DFG of any provision of this Agreement;

          (d) at any time prior to the Closing Date by the Purchaser in the event: (i) the Purchaser is not satisfied, in its sole discretion, with the results of the Environmental Assessment; (ii) the Purchaser has not received authorization and approval of this Agreement and the transactions contemplated hereby under the Operating Agreement and its other governing documents; (iii) the Purchaser is not satisfied, in its sole discretion, with its due diligence review of the Company;

          (e) at any time prior to the Closing Date if permitted pursuant to any other term or provision hereof; or

          (f) at any time prior to the Closing Date, by any of the Purchaser or the Shareholders if the Closing shall not have occurred by March 5, 1998; provided, however, that neither the Purchaser, nor the Shareholders shall be entitled to terminate this Agreement pursuant to this Section 11.1(c), if such party's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

     11.2 Effect of Termination. Except as provided in Article VI, in the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, and Section
11.3 shall remain valid and applicable.

     11.3 Confidentiality. Purchaser agrees that (except as may be required by law), it will not disclose or use and it will cause its officers, directors, employees, representatives, agents, and advisors not to disclose or use any Confidential Information (as hereinafter defined) with respect to the Shareholder and/or the Company furnished, or to be furnished, by Shareholder or the Company to Purchaser in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of this Agreement. For the purposes of this paragraph "Confidential Information" means all supplier lists, customer lists, financial statements and tax returns, formulae, recipes, cooking, manufacturing and production of the Company, and confectionary products and any other information identified as such in writing to Purchaser by Shareholder or the Company. If this Agreement is not consummated, Purchaser will promptly return all documents, contracts, records or properties to Seller or the Company, including any copies Purchaser made of documents provided by the Shareholder or the Company. In addition, all documents received by the Purchaser (including copies thereof) shall be labeled as trade secrets, and will not be used by the Purchaser or disseminated to any other person to the detriment of the Company. The Company may recover actual and consequential damages from the Purchaser for the breach or violation of this paragraph.


                                 ARTICLE  XII

                              GENERAL PROVISIONS
                              ------------------

     12.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

          (a)  if to the Purchaser to:

               Diversified Food Group, L.L.C.
               6901 North Hamlin Avenue
               Lincolnwood, Illinois  60645
               Attn:  Andrew J. Zahn
               Telecopy No.:  (847) 763-0022

               with a copy to:

               Shefsky & Froelich Ltd.
               444 North Michigan Avenue
               Suite 2500
               Chicago, Illinois  60611
               Attn:  Howard A. Davis
               Telecopy No.:  (312) 527-5921

          (b)  if to the Company to:

               Sweet Shop Candies, Inc.
               625 Stayton Street
               Ft. Worth, Texas  76107
               Attn:  President
               Telecopy No.:  (817) 336-9169

          (c)  if to the Shareholder to:

               Mr. James H. Webb
               2416 Lofton Terrace
               Ft. Worth, Texas  76109
               Telecopy No.:  (817) 923-4024

               with a copy to:

               Michener, Larimore, Swindle, Whitaker,
                  Flowers, Sawyer, Reynolds & Chalk, L.L.P.
               3500 City Center Tower II
               301 Commerce Street
               Ft. Worth, Texas  76102-4135
               Attn:  H.S. Sparks, III
               Telecopy No.:  (817) 335-6935

     12.2 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

     12.3 Expenses. The Purchaser and the Shareholder shall each pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby; provided however, the Company shall pay, after the Closing, legal fees of the Company attributable to this transaction, in an amount not to exceed the lesser of $12,000 or 25% of the total legal fees for the law firm that is jointly representing the Company and the Shareholder.

     12.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     12.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the Shareholders without the prior written consent of the Purchaser.

     12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     12.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     12.8 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and to be wholly performed within such State.

     12.9 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     12.10 Arbitration Procedures. To the extent this Agreement indicates that any dispute arising between the parties shall be decided by binding arbitration, such arbitration proceeding will be conducted in Memphis, Tennessee and except as otherwise provided herein, will be conducted at the offices of JAMS/ENDISPUTE, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. One arbitrator shall conduct the proceedings. The arbitrator shall allow such discovery as the arbitrator determines appropriate under the circumstances. The arbitrator shall determine which party, if either, prevailed and shall award the prevailing party its costs and reasonable attorney's fees. The award and decision of the arbitrator shall be conclusive and binding on all parties to this Agreement and judgment on the award may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced either or both of them in a court of competent jurisdiction and each waives any right to contest the validity or enforceability of such award. The parties further agree to be bound by any statute of limitations which would be applicable in a court of law to the controversy which is the subject of any arbitration proceeding initiated under this Agreement. The parties further agree that they are entitled to any arbitration proceeding to the entry of an order, by a court of competent jurisdiction pursuant to an opinion of the arbitrator for specific performance of any of the requirements of this Agreement. The parties further agree that the arbitrator shall provide a statement of reasons explaining the basis of the decision rendered. All matters relating to arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. (S)1, et seq.).

     12.11 Conversion of DFG. If DFG decides to convert from a limited liability company to a corporation, whether through a merger, a contribution of membership interests, a contribution of properties, or through any other means, the Shareholder agrees to cooperate with such conversion and to act in concert with the Managing Members in connection therewith and his rights shall, to the greatest extent possible, be converted or exchanged into similar rights in the resulting corporation.

     12.12 Post Closing Matters. Following the Closing, the Shareholder shall obtain for the Company an estoppel certificate (the "Estoppel Certificate") and a subordination, non-disturbance and attornment agreement (the "Subordination Agreement"), each dated no earlier than thirty (30) days prior to the Closing Date from the landlord on the Leased Properties. Each such Estoppel Certificate and Subordination Agreement shall be in a form to be reasonably agreed upon by the parties and shall contain such provisions reasonably requested by the Purchaser.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                       PURCHASER:
                       ---------

                       DIVERSIFIED FOOD GROUP, L.L.C., a Delaware limited liability company


                       By: /s/ Andrew J. Zahn
                          --------------------------------
                          Its:       CEO
                              -----------------------------

                       SHAREHOLDER:
                       -----------


                       /s/ James H. Webb
                       -----------------------------------
                       JAMES H. WEBB


                       COMPANY:

                       SWEET SHOP CANDIES, INC., a Texas
                       corporation


                       By: /s/ James H. Webb
                          --------------------------------
                         Its:       CEO
                             -----------------------------